Exhibit 21.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-158735, 333-177822, 333-191993, 333-198787 and 333-214285 and Form S-3 Nos. 333-189246, 333-204318, 333-204339, 333-211473, 333-211474 and 333-216019) of Take-Two Interactive Software, Inc. of our reports dated May 23, 2017, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc. and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc. included in this Annual Report (Form 10-K) of Take-Two Interactive Software, Inc. for the year ended March 31, 2017.

New York, New York                                /s/ ERNST & YOUNG LLP
May 23, 2017